UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-1
ON FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DJSP ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	7380	98-0667099
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

900 South Pine Island Road, Suite 400
Plantation, Florida 33324
Tel: (954) 233-8400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen J. Bernstein
900 South Pine Island Road, Suite 400
Plantation, Florida 33324
Tel: (954) 233-8400
Fax: (954) 233-8570
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Jeanne M. Moloney
Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300
Bloomfield Hills, Michigan 48304
248-203-0775

Approximate date of commencement of proposed sale to the public:  This Post-Effective Amendment No. 1 to Form F-1 on Form S-1 to the Registration Statement is being filed to deregister all of the securities that remain unsold under the Registration Statement as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)
☐ Accelerated filer	☒ Smaller reporting company

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form F-1 on Form S-1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form F-1 (Registration No. 333-164907) (the “Registration Statement”) of DJSP Enterprises, Inc. (the “Company”).  The Company filed the Registration Statement covering  the following  (collectively, the “Registered Securities”):

2,291,666 Ordinary Shares underlying units issued to shareholders of the Company prior to its initial public offering.

8,266,667 Ordinary Shares issuable upon conversion of common units of DAL Group, LLC, issued in connection with the Company’s acquisition of a controlling interest in DAL Group, LLC.

1,500,000 Ordinary Shares issued in a private placement to certain accredited investors in connection with the consummation of a transaction.

2,291,666 Warrants to Purchase Ordinary Shares underlying units issued to shareholders of the Company prior to its initial public offering.

2,291,666 Ordinary Shares underlying warrants, underlying units issued to shareholders of the Company prior to its initial public offering.

2,000,000 Warrants to Purchase Ordinary Shares issued to the founding shareholders of the Company prior to its initial public offering.

2,000,000 Ordinary Shares underlying warrants issued to the founding shareholders of the Company prior to its initial public offering.

233,010 Ordinary Shares which may be issued to certain of the holders of the 2,000,000 warrants issued in a private placement in connection with their agreement to exercise or sell those warrants.

The offering of shares pursuant to this Registration Statement is terminated.  As a result, in accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering of shares pursuant to this Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to deregister all of the Registered Securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Plantation, Florida on March 4, 2011.

DJSP ENTERPRISES, INC.

By:	/s/ Stephen J. Bernstein
Stephen J. Bernstein
President, Chief Executive Officer, and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J. Bernstein	President, Chief Executive Officer and Chairman of the Board	March 4, 2011
Stephen J. Bernstein	(Principal Executive Officer and Principal Financial Officer)

/s/ Jay Turtora	Chief Accounting Officer (Principal Accounting Officer)	March 4, 2011
Jay Turtora

/s/ Nicholas Adler	Director	March 4, 2011
Nicholas Adler

/s/ Jerry L. Hutter	Director	March 4, 2011
Jerry L. Hutter

/s/ Kerry Propper	Director	March 4, 2011
Kerry Propper

/s/ Juan Ruiz	Director	March 7, 2011
Juan Ruiz